PRESS RELEASE: FOR IMMEDIATE PUBLICATION
For further information contact: Michael R. Sand, President & CEO
Dean J. Brydon, CFO
At (360) 533-4747

Timberland Bancorp Announces Quarterly Cash Dividend of $0.06 Per Share

HOQUIAM, Wash. – July 31, 2009 – The Board of Directors of Timberland Bancorp, Inc. (NASDAQ: TSBK) has declared a quarterly cash dividend of $0.06 per common share.  The dividend will be payable on August 28, 2009 to shareholders of record on August 14, 2009.  This payment will be the 46th consecutive quarterly cash dividend that Timberland has paid on its common stock.  On July 28, 2009 Timberland reported net income of $1.1 million and net income available to common shareholders of $769,000, or $0.12 per common share for its fiscal third quarter ended June 30, 2009.  Capital levels remain exceptionally strong with a Tier 1 Capital Ratio of 12.30% and a Total Risk Based Capital Ratio of 16.19%.

“The decision to pay a dividend of $0.06 per common share rather than the $0.11 paid in each of the past six quarters was based on our Board’s careful and thorough evaluation of factors including, but not limited to, the current economic climate, the desire to preserve capital to take advantage of potential market opportunities and the desire to build capital for repayment of the preferred shares issued by the U.S. Treasury on an accelerated basis, if appropriate,” stated Michael Sand, President and CEO.

About Timberland Bancorp, Inc.
Timberland Bancorp operates 22 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Chehalis, Winlock, and Toledo.  Timberland Bank received a four-star rating from Bauer Financial, a widely recognized independent bank rating agency.

Disclaimer
This report contains certain “forward-looking statements.”  The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements.  These forward-looking statements may describe future plans or strategies and include the Company’s expectations of future financial results.  Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives.  These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements.  The Company’s ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.